Exhibit 10.2

Execution Version

PROMISSORY NOTE

$900,000	Denver, Colorado
March 9, 2023

FOR VALUE RECEIVED, authID Inc., a Delaware corporation formerly known as Ipsidy Inc. (the “Borrower”), promises to pay to Stephen Garchik (together with any successors and assigns, the “Lender”), at the Lender’s offices at 2474 S. Ocean Boulevard, Highland Beach, FL 33487, or at such other place in the United States of America as the Lender or any holder hereof may from time to time designate in writing (the “Payment Office”), the principal amount of Nine Hundred Thousand Dollars ($900,000) (the “Principal Amount”) on March 31, 2025 (“Maturity”) or earlier as provided herein. The Borrower also agrees to pay interest, as provided herein, on the outstanding Principal Amount, until the outstanding Principal Amount shall be paid in full. The Borrower and the Guarantors (as defined herein) are collectively referred to herein as the “Loan Parties”.

SECTION 1. THE LOAN.

§ 1.1 Advance.

(a) On the date hereof (the “Closing Date”), the Lender made an advance to the Borrower in the amount of Nine Hundred Thousand and 00/100 Dollars ($900,000), and the Borrower acknowledges and agrees that as of the date hereof such amount remains outstanding and shall hereafter be evidenced by this Note.

(b) The amount borrowed hereunder once repaid may not be reborrowed.

§ 1.2 Interest. Interest shall accrue on the outstanding Principal Amount hereunder from the date hereof until paid in full at a per annum rate equal to 15%. Interest shall be computed on the basis of a 360-day year and twelve 30-day months, shall be payable in arrears on each Interest Date, and shall be payable in accordance with the terms of this Note. Interest shall be paid on each Interest Date and on the Maturity date in cash.

§ 1.3 Record of Debt. The Lender shall maintain a register evidencing the indebtedness of the Borrower to the Lender resulting from the advance made by the Lender hereunder, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made by the Lender in such register shall, absent manifest error, be conclusive evidence of the existence and amounts of the obligations recorded therein, and the Borrower and the holder(s) of this Note shall treat each Person whose name is recorded in such register as the owner of an interest in this Note for all purposes; provided, that the failure of the Lender to maintain such register or any error therein shall not in any manner affect the obligation of the Borrower to repay the unpaid outstanding Principal Amount hereof and interest thereon in accordance with the terms of this Note.

§ 1.4 Payments. Except as expressly set forth in this Note, all payments in respect of this Note shall be made at the Payment Office in lawful money of the United States of America and in immediately available funds, free and clear of, and without, any deduction, withholding, set-off or counterclaim of any kind or nature.

§ 1.5 Prepayment. The Borrower may at any time, upon not less than five (5) Business Days’ prior written notice to the Lender (which notice shall be irrevocable), prepay all or any portion of the outstanding Principal Amount evidenced by this Note in whole or in part, without premium or penalty. Any such prepayment shall be accompanied by payment of all accrued but unpaid interest on the amount prepaid.

§ 1.6 Indemnity for Returned Payments. If after receipt of any payment or application of proceeds which is applied to the payment of all or any part of the obligations outstanding or payable hereunder, the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, rescinded, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the obligations or part thereof intended to be satisfied by such payment or application shall be revived and continued and this Note shall continue in full force as if such payment or proceeds had not been received by the Lender and the Borrower shall be liable to pay the amount of such payment or proceeds, and interest thereon, to the Lender. The provisions of this Section 1.6 shall be and remain operative and in full force and effect regardless of, and shall survive, any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds, and the repayment of advances evidenced by this Note.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender (which representations and warranties shall survive the execution and delivery of this Note and the advancing of the advance hereunder) that:

§ 2.1 Organization; Power. The Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite power and authority to own its property and assets and to carry on its business as now conducted and as currently proposed to be conducted and is qualified or licensed to do business in every jurisdiction where such qualification or licensing is required, except where the failure to be so qualified and in good standing individually or in the aggregate, could not reasonably be expected to result in a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower or impair the validity or enforceability of, or the ability of the Borrower to perform its obligations under, this Note (a “Material Adverse Effect”). The Borrower has the power to execute, deliver and perform its obligations under this Note and to borrow hereunder. Each Guarantor has the power to execute, deliver and perform its obligations under the Guaranty and to guaranty the Borrower’s obligations hereunder.

§ 2.2 Authorization. The execution, delivery and performance by the Borrower of this Note and each Guarantor of the Guaranty, and the consummation by the Borrower of transactions contemplated hereunder and by each Guarantor of the transactions contemplated thereunder (a) have been duly authorized by all requisite action on the part of the Borrower and each Guarantor, as applicable, and (b) will not (i) violate any provision of law or regulation applicable to the Borrower or any Guarantor, as applicable, (ii) violate or be in conflict with its certificate of incorporation and bylaws, (iii) violate any order or decree of any court, or any rule, regulation or order of any other agency of government, binding upon the Borrower or any Guarantor or its or their properties, as applicable, (iv) violate or result (alone or with notice or lapse of time or both) in a default under any material contractual obligation of the Borrower, or (v) except as contemplated hereby, result in or require the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any properties or assets of the Borrower or any Guarantor.

§ 2.3 Binding Effect. This Note has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally. The Guaranty has been duly executed and delivered by each Guarantor and constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms subject to any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally.

§ 2.4 No Debt. The Borrower and its Subsidiaries have no material Indebtedness, except (a) amounts outstanding under the Convertible Notes; (b) amounts outstanding under this Note; and (c) other Permitted Indebtedness.

§ 2.5 Ownership of Property/Liens. The Borrower and each Guarantor has good and indefeasible title to, or a valid leasehold interest in, its material personal property and a valid leasehold interest in, its material real property, in each case, free and clear of Liens (as hereinafter defined) except for Permitted Liens.

§ 2.6 Disclosure. No written statement made by a senior officer of the Borrower to the Lender in connection with this Note or the advances hereunder, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made, it being recognized by the Lender that although statements as to forecasts and projections have been or will be prepared by the Borrower in good faith based upon assumptions that the preparer thereof believed to be reasonable at the time made, such statements are being made as to future events and are not to be viewed as fact.

§ 2.7 No Event of Default. No event has occurred and is continuing that is an Event of Default.

SECTION 3. Closing Deliverables.

§ 3.1 Closing Deliverables. The Lender has received all of the following, each of which is in form and substance reasonably satisfactory to the Lender and its legal counsel (unless otherwise specified or unless the Lender otherwise agreed or directed):

i.	an executed Note;

ii.	an executed guaranty (the “Guaranty”) from each of FIN Holdings Inc., ID Solutions, Inc. and Innovation in Motion Inc. (the “Guarantors”);

iii.	with respect to the Borrower and each Guarantor:

(a)	a certificate of good standing of such entity in its jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Closing Date;

(b)	a certificate evidencing such entity’s qualification as a foreign corporation and good standing issued by the Secretary of State (or comparable office) of each material jurisdiction in which the Borrower conducts business and is required to so qualify, as of a date within ten (10) days of the Closing Date;

(c)	a certified copy of the Certificate of Incorporation as certified by the Secretary of State (or comparable office) of such entity’s jurisdiction of formation within ten (10) Business Days of the Closing Date for the Borrower and ID Solutions, Inc. and within twenty (20) Business Days of the Closing Date for FIN Holdings Inc. and Innovation in Motion Inc.; and

(d)	a certificate, executed by the Secretary of such entity and dated as of the Closing Date, as to (i) the resolutions adopted by the Board of Directors in connection with the transactions contemplated hereby, (ii) the certificate of incorporation of such entity and (iii) the bylaws of such entity, each as in effect on the Closing Date; and

iv.	an executed Release Agreement relating to that certain Facility Agreement, dated as of March 21, 2022, by and between Ipsidy Inc. and Stephen J. Garchik (the “Release Agreement”).

SECTION 4. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with the Lender that, so long as this Note or any provision hereof shall remain in effect, or the principal of or interest on this Note or any fee, expense or amount payable or any other obligations hereunder or with respect to this Note shall be unpaid or outstanding, it will:

§ 4.1 Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

§ 4.2 Payment of Obligations. Pay and discharge promptly when due all material indebtedness and all other material liabilities and obligations, including all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits before the same shall become delinquent or in default unless (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) adequate reserves with respect thereto are maintained by it in accordance with U.S generally accepted accounting principles.

§ 4.3 Financial Information. File on a timely basis with the Securities & Exchange Commission all required Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as any other required filings under applicable laws and regulations, for so long as the Borrower is subject to such filing requirements. If the Borrower ceases to be required to file such reports the Borrower shall provide Lender with annual audited financial statements, within ninety (90) days after the end of each fiscal year and quarterly unaudited financial statements within forty-five (45) days after the end of each fiscal quarter.

§ 4.4 Permitted Business Activities. Engage only in business activities consistent with the business activities of the Loan Parties as of the Closing Date, and only own assets and make investments that will be used in connection with such business activities and are incidental thereto (collectively, the “Permitted Business Activities”).

§ 4.5 Inspection of Properties and Books. Permit the Lender, at Borrower’s expense, to visit and inspect any of the properties of the Loan Parties or any of their respective Subsidiaries (subject to the rights of any tenants), to examine the books of account of the Loan Parties and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, their senior officers, all at such reasonable times (during normal business hours) and intervals as the Lender may reasonably request upon reasonable notice.

§ 4.6 Use of Proceeds. Use the proceeds of this Note for working capital and general corporate purposes of the Borrower, and other general corporate purposes.

SECTION 5. NEGATIVE COVENANTS

The Borrower covenants and agrees with the Lender that, so long as this Note or any provision hereof shall remain in effect or the principal of or interest on this Note or any fee, expense or amount payable or any other obligations hereunder or with respect to this Note shall be unpaid or outstanding:

§ 5.1 Rank. All payments due under this Note shall be pari passu with all other unsecured Indebtedness of the Borrower (other than Permitted Indebtedness secured by Permitted Liens).

§ 5.2 Incurrence of Indebtedness. Without the prior written consent of the Lender, the Borrower shall not, and the Borrower shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness (other than Permitted Indebtedness).

§ 5.3 Existence of Liens. Without the prior written consent of the Lender, the Borrower shall not, and the Borrower shall cause each of its Subsidiaries to not, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Borrower or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

§ 5.4 Restriction on Redemption and Cash Dividends. Except with respect to the Convertible Notes, the Borrower shall not, and the Borrower shall cause each of its Subsidiaries to not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on any of its capital stock (other than to the Borrower or any of its Subsidiaries).

§ 5.5 Maintenance of Properties, Etc. The Borrower shall maintain and preserve, all of its material properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any material loss or material forfeiture thereof or thereunder.

§ 5.6 Maintenance of Intellectual Property. The Borrower will take all action necessary or advisable to maintain all of the Intellectual Property of the Borrower that is necessary or material to the conduct of its business in full force and effect.

§ 5.7 Maintenance of Insurance. The Borrower shall maintain insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, cybersecurity, hazard and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

§ 5.8 Transactions with Affiliates. The Borrower shall not enter into any transaction with any of its Affiliates (other than wholly owned Subsidiaries), officers, or directors, other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm’s length transaction with a Person that was not its Affiliate.

§ 5.9 Disposition of Assets. Without the prior written consent of the Lender, neither the Borrower nor any Subsidiary shall sell, assign, transfer, convey, exchange, convert, surrender, contribute, donate, gift, lease, license, abandon or otherwise dispose of any of the Borrower’s or any such Subsidiary’s material property, other than (i) in the ordinary course of business of the Borrower or such Subsidiary or (ii) the sale, assignment, transfer, conveyance, surrender or other disposition of the software or source code for MultiPay correspondent bank payments services.

SECTION 6. EVENTS OF DEFAULT; REMEDIES

§ 6.1 Defaults. The existence or occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to make payment of any of the principal of or interest on this Note when due and such failure continues for a period of not less than five (5) Business Days without being cured; or

(b) the Borrower shall fail to observe or perform any covenants, obligations or agreements contained in or Sections 4 or 5 of this Note and such failure continues for a period of not less than five (5) Business Days without being cured; or

(c) the Borrower shall fail to make payment of any amounts due under the Convertible Notes or any other obligation for payment of monies owing in an amount of not less than $400,000 and such failure continues for a period of not less than five (5) Business Days without being cured; or

(d) any representation or warranty herein shall be untrue in any material respect and such failure continues for a period of not less than five (5) Business Days without being cured; or

(e) the Borrower shall (i) execute a general assignment for the benefit of its creditors, (ii) become the subject, voluntarily or involuntarily, of any bankruptcy, insolvency, moratorium, debt relief, reorganization or similar proceeding; provided, however, it shall not be an Event of Default if the Borrower becomes the subject of an involuntary bankruptcy, insolvency, moratorium, debt relief, reorganization or similar proceeding so long as it promptly objects to such proceeding and seeks a dismissal or stay thereof and the proceeding is dismissed or stayed within sixty (60) days following its filing, (iii) apply for or consent to or acquiesce in the appointment of a custodian, receiver, trustee, or liquidator of itself or of all or a substantial part of its assets, (iv) file a voluntary petition seeking protection under any bankruptcy, insolvency, moratorium, debt relief, reorganization or similar law now or hereafter existing, (v) file an answer admitting the material allegations of, or consenting to, or default in filing an answer to, a petition filed against it in any bankruptcy, insolvency, moratorium, debt relief, reorganization or similar proceedings, (vi) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of the debts of the Borrower or any Subsidiary, as the case may be, in whole or in part or (vii) take any corporate action for the purpose of authorizing any of the foregoing; or

(f) an order, judgment, or decree shall be entered by any court of competent jurisdiction appointing a custodian, receiver, trustee, or liquidator of the Borrower of all or any substantial part of the Borrower’s assets, unless such order, judgment or decree is dismissed or stayed within sixty (60) days after its entry; or

(g) the liquidation, dissolution or termination of the Borrower;

(h) the occurrence, directly or indirectly, by operation of law or otherwise, of any Change of Control of the Borrower; or

(i) this Note shall for any reason cease to be, or shall be asserted by the Borrower, or any Affiliate thereof not to be, a legal, valid and binding obligation of the Borrower.

§ 6.2 Remedies. Without limiting any other rights or remedies of the Lender provided for elsewhere in this Note, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 7.1(e), (f) or (g), then, at any time thereafter, if such or any other Event of Default shall then be continuing, the Lender may, at its option, forthwith declare this Note and all outstanding amounts, together with accrued interest thereon and all fees and obligations of the Borrower hereunder to be forthwith due and payable without presentment, demand, protest or other notice or formality of any kind, all of which are hereby expressly waived by the Borrower. The Lender shall have all rights, interests, benefits or privileges hereunder or which may be otherwise available to the Lender at law or in equity.

(b) Upon the occurrence and during the continuance of any Event of Default described in Section 7.1(e), (f) or (g), the unpaid principal of the Note, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, all without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence and during the continuance of any Event of Default, the Lender, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to protect, exercise and enforce its rights and remedies under the Loan Documents against Borrower and any other Loan Party and such other rights and remedies as are provided by law or equity.

(d) The order and manner in which the Lender’s rights and remedies are to be exercised shall be determined by the Lender in its sole discretion, and all payments received by the Lender shall be applied first to the costs and expenses (including attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Lender) of the Lender, then to the repayment of advances. No application of payments under this clause (d) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lender hereunder or thereunder or at law or in equity.

§ 6.3 Rights and Remedies Cumulative. No right or remedy herein conferred upon the Lender is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Note, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

§ 6.4 Rights and Remedies Not Waived. No course of dealing between the Borrower and the Lender or any failure or delay on the part of the Lender in exercising any rights or remedies of the Lender and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder. Any decision by the Lender not to require payment of any interest, fee, cost or other amount payable under this Note, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Lender’s right to require full payment of any interest, fee, cost or other amount payable under this Note, or to calculate an amount payable by another method that is not inconsistent with this Note, on any other or subsequent occasion.

SECTION 7. SPRINGING SECURITY INTEREST

§ 7.1 Security Interests. In the event of either (I) the conversion of the Convertible Notes of all amounts outstanding thereunder into validly issued, fully paid and non-assessable shares of Common Stock (as defined in the Convertible Notes) and the release of all Liens over the Borrower’s assets granted by and through the Transaction Documents (as defined in the Convertible Notes) and (II) receipt of the consent of the requisite holders of the Convertible Notes, in each case, the Borrower shall, as collateral security for the due and punctual payment and performance of all obligations under this Note, as and when due, pledge and assign to the Lender a first-priority, continuing security interest in substantially all of the assets of the Borrower, subject to exclusions consistent with those contained in the Transaction Documents, wherever located and owned at such time. The Borrower shall use its reasonable best efforts to deliver to the Lender, and the Lender shall use its reasonable best efforts to obtain the written consent of the Required Holders (as defined in the SPA) to, an amendment to that certain Securities Purchase Agreement, dated as of March 21, 2022 (the “SPA”), by and among the Company and the holders of the Convertible Notes, permitting the grant of collateral security as set forth in this Section 7.1; provided, that, the parties agree that neither party shall have any liability whatsoever hereunder arising out of or relating to the failure to deliver any such amendment or to obtain such consent and that no representation, warranty or covenant of the Borrower contained herein shall be breached or deemed breached as a result of the failure to obtain such consent.

§ 7.2 Secured Interest Rate. Upon the grant of collateral security as set forth in Section 7.1, without the need for further action by any Person, interest shall accrue on the outstanding Principal Amount hereunder from the date of such grant until paid in full at a per annum rate equal to 12% notwithstanding anything in Section 1.2 to the contrary.

SECTION 8. MISCELLANEOUS

§ 8.1 Collection Costs. Following an Event of Default, if the Lender or any holder of this Note shall refer this Note to an attorney for collection, the Borrower agrees to pay, in addition to unpaid principal and interest and any other amounts payable hereunder, all the costs and expenses incurred in attempting or effecting collection hereunder, including reasonable attorneys’ fees, whether or not suit is instituted.

§ 8.2 Waivers. Presentment, demand, protest or other notice or formality of any kind, except as may be otherwise specifically provided herein, are all hereby waived by the Borrower with respect to this Note.

§ 8.3 Interest Rate Limitation. It is the intention and understanding of the Borrower and the Lender that the indebtedness evidenced by this Note be exempt from the restrictions of the usury laws of the State of New York and any applicable federal law. The Borrower and the Lender stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract for the use, forbearance, or detention of money requiring payment of interest, including default interest, at a rate in excess of the maximum interest rate permitted to be charged by the laws of the State of New York or any applicable federal law. In such event, if the Borrower or any of its Subsidiaries or successors or assigns shall collect monies which are deemed to constitute interest which would otherwise increase the effective interest rate of this Note to a rate in excess of the maximum rate permitted to be charged by the laws of the State of New York or any applicable federal law, all such sums deemed to constitute interest in excess of such maximum rate shall, at the option of the Borrower, be credited to the payment of the sums due thereunder or returned to the Lender.

§ 8.4 Modification. No amendment, modification or waiver of any provision of this Note and no consent by the Lender to any departure therefrom by the Borrower shall be effective unless such amendment, modification, waiver or consent shall be in writing and signed by the Lender, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

§ 8.5 Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of New York without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

§ 8.6 Waiver of Jury Trial, etc.

(a) Except as prohibited by law, each party hereto hereby waives any right it may have to a trial by jury in respect of any litigation, action, suit or proceeding directly or indirectly arising out of, under or in connection with this Note. The Borrower and the Lender each represents that it has reviewed this waiver and knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of any litigation, action, suit or proceeding, a copy of this Note may be filed as a written consent to a trial by the court.

(b) Each party hereto hereby waives any right it may have to claim or recover in any litigation, action, suit or proceeding referred to in paragraph (a) of this Section 8.6(b) any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.

(c) The Borrower hereby (i) certifies that no representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of any litigation, action, suit or proceeding, seek to enforce the foregoing waivers and (ii) acknowledges that the Lender has been induced to enter into this Note, by, among other things, the Borrower’s waivers and certifications herein.

§ 8.7 Consent to Exclusive Jurisdiction. Each of the Borrower and the Lender hereby irrevocably (a) submits to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States of America for the Southern District of New York and any appellate court from any thereof, in connection with any litigation, action, suit or proceeding arising out of or relating to this Note and (b) waives any defense or objection that any litigation, action, suit or proceeding brought in any such court has been brought in an improper venue or inconvenient forum.

§ 8.8 Benefit of Agreement. This Note shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Lender and its successors, endorsees and assigns, provided, that, (a) the Borrower may not delegate, transfer or assign any rights or obligations hereunder without the Lender’s prior written consent, and any such purported delegation, transfer or assignment by the Borrower without such consent shall be null and void and (b) the Lender may not assign or delegate all or any portion of its obligations hereunder without the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), except that no such consent shall be required for an assignment or delegation to an affiliate of the Lender or an investment vehicle to be formed by the Lender or while an Event of Default has occurred and is continuing.

§ 8.9 No Fiduciary Duty. Nothing in this Note shall be construed to create or give rise to any fiduciary duty on the part of the Lender to the Borrower or any of its Subsidiaries.

§ 8.10 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Lender provided herein or in any other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy.

§ 8.11 Severability. In case any provision or any part of any provision contained in this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision or remaining part of the affected provision of this Note, but this Note shall be construed as if such invalid, illegal, or unenforceable provision or part thereof had never been contained herein but only to the extent such provision or part thereof is invalid, illegal, or unenforceable.

§ 8.12 Counterparts. This Note may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single promissory note. Delivery of an executed counterpart of a signature page of this Note by facsimile or in electronic (for example, “.pdf” or “tif”) format by email or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Note. Signature pages may be detached from separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document.

§ 8.13 Controlling Documents. For the avoidance of doubt, in the event of any conflict between the terms of this Note and that certain Amended and Restated Facility Agreement, dated as of the date hereof, by and between the Borrower and Stephen J. Garchik (the “Facility Agreement”), the terms of this Note shall control.

§ 8.14 Notices. All notices to be provided pursuant to this Note (and any consents permitted by the terms of this Note) shall be in writing and delivered by courier or by hand, or sent by e-mail transmission, or other electronic means,

(a) to Borrower at:	1624 Market St Ste 226,
Unit 51767,
Denver, Colorado 80202-1559 USA,
Attn: General Counsel,
E-mail: legal@authid.ai

(b) to Lender at:	2474 S. Ocean Boulevard,
Highland Beach, FL 33487
E-mail: sgarchik@sjmpartners.com

All such notices delivered by hand or by courier shall be deemed served upon receipt or refusal of receipt by the addressee. All notices given electronically shall be deemed served upon the next Business Day after transmission, provided no error message was received. Either party may serve notice in accordance with this Section changing their respective addresses for service.

SECTION 9. DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

§ 9.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

§ 9.2 “Board of Directors” means the board of directors or other equivalent body of the Borrower.

§ 9.3 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed;

§ 9.4 “Change of Control” means the sale of all or substantially all of the assets of the Borrower, taken together with the Guarantors and the other Subsidiaries on a consolidated basis, or, with respect to the Borrower, (i) any Person or group of persons within the meaning of section 13(d)(3) of the Securities Exchange Act of 1934 obtains legal or beneficial ownership of twenty percent (20%) or more of the outstanding voting securities (or other voting ownership interests) of the Borrower, or if the Borrower is a limited partnership, of any general partner of the Borrower, or (ii) a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or other equivalent governing body on March 10, 2023, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in preceding clause (A) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in preceding clauses (A) and (B) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

§ 9.5 “Convertible Note” means each of the series of Senior Secured Convertible Notes issued by the Borrower as of March 21, 2022, in the original aggregate principal amount of $9,175,205.

§ 9.6 “Indebtedness” means, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing or leasing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness, and (e) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (d) of this Section.

§ 9.7 “Intellectual Property” means all (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, and moral rights; (ii) inventions, discoveries, ideas, processes, formulae, methods, schematics, intellectual property, know-how, computer software programs (including, without limitation, source code, operating systems, applications, documentation, specifications, files, and other materials related thereto), published and unpublished works of authorship, data and databases; (iii) other tangible or intangible proprietary or confidential information and materials; and (iv) all applications for or registrations of any of the foregoing and all rights in or to any of the foregoing including, without limitation, under licenses or other arrangements with other persons.

§ 9.8 “Interest Date” means March 31, June 30, September 30, and December 31, of each year commencing March 31, 2023 or the first Business Day following each such date if any such date falls on a day which is not a Business Day.

§ 9.9 “Loan Documents” means this Note and the Facility Agreement.

§ 9.10 “Note” means this promissory note.

§ 9.11 “Permitted Indebtedness” means (a) Indebtedness evidenced by the Convertible Notes issued and outstanding as of the date hereof and (b) other Indebtedness consisting of a revolving or line of credit facility or facilities in an aggregate amount not to exceed $100,000 (the “Permitted BofA LOC Debt”).

§ 9.12 “Permitted Liens” means (a) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (c) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that is being contested in good faith, (d) Liens securing the Permitted BofA LOC Debt, (e) Liens arising from the licensing of Intellectual Property in the ordinary course of the Loan Parties’ business, and (f) the security interests securing the obligations under and granted pursuant to the terms of the Convertible Notes.

§ 9.13 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

§ 9.14 “Subsidiary” means any Person in which the Borrower, directly or indirectly, (i) owns at least 25% of the outstanding capital stock or holds at least 25% of the outstanding equity or similar interest of such Person or (ii) controls the business, operations or administration of such Person, and all of the foregoing, collectively.

SECTION 10. INDEMNIFICATION

§ 10.1 Indemnification. The Borrower and each Subsidiary agree, jointly and severally, to defend, protect, indemnify, and hold the Lender and each of its shareholders, partners, members, officers, directors, employees, and direct or indirect investors, and any of the foregoing Persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Note) (each, and “Indemnified Party”) harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs, and expenses (including, without limitation, reasonable legal fees, costs, expenses, and disbursements of such Person’s counsel as a result of, arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Borrower in this Note, (ii) any breach of any covenant, agreement or obligation of the Borrower contained in this Note, (iii) enforcement of this Note, or (iv) any cause of action, suit, proceeding or claim brought or made against such Indemnified Party by a third party (including for these purposes a derivative action brought on behalf of the Company or any Subsidiary) or which otherwise involves such Indemnified Party that arises out of or results from the Borrower’s execution, delivery, performance or enforcement of the Note (including, without limitation, as a party in interest or otherwise in any action or proceeding for injunctive or other equitable relief), in each case except to the extent resulting from such Person’s gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction no longer subject to appeal.

§ 10.2 Costs, Expenses and Taxes. Borrower shall pay within five (5) days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Lender in connection with the negotiation, preparation, execution, delivery, administration and interpretation of the Loan Documents and any amendment thereto or waiver thereof. Following and during the continuation of an Event of Default, Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Lender in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses may include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out of pocket expenses and the reasonable fees and out of pocket expenses of any legal counsel (including reasonably allocated costs of legal counsel employed by the Lender), independent public accountants and other outside experts retained by the Lender, whether or not such costs and expenses are incurred or suffered by the Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any member of the Borrower or its subsidiaries. Borrower shall pay any and all documentary and other taxes (excluding taxes imposed on or measured in whole or in part by any Lender’s overall net income imposed on such Lender (including taxes on gross income imposed in lieu of net income, minimum taxes or branch profits taxes) by (A) any jurisdiction (or political subdivision thereof) in which such Lender is organized or maintains its principal office or (B) any jurisdiction (or political subdivision thereof) in which such Lender is “doing business”), and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Note, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth herein the Lender from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any party to perform any of its obligations hereunder.

§ 10.3 Nonliability of the Lender. Borrower acknowledges and agrees that:

(a) Any inspections of any property of Borrower or any other Loan Party made by or through the Lender are for purposes of administration of the Drawdowns only and Borrower and such other Loan Parties are not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Lender pursuant to the Loan Documents, the Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Lender;

(c) The relationship between Borrower and the Lender as the result of this Note shall at all times remain solely that of borrowers and lenders; as a result of the entry into this Note, the Lender shall not under any circumstance be construed to be partners or joint venturers of Borrower or any of its subsidiaries, the Lender shall not under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any other subsidiary, or to owe any fiduciary duty to Borrower or any other subsidiary; and

(d) The Lender shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or any of its Subsidiaries.

[Signature Pages Follow]

SIGNED AS OF THE DATE FIRST ABOVE WRITTEN

authID Inc.

By:	/s/ Thomas Thimot
Name:	Thomas Thimot
Title:	CEO

ACCEPTED AND AGREED:

Stephen Garchik

/s/ Stephen Garchik

[Signature Page to Promissory Note]